SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


  Date of Report (Date earliest event reported) April 28, 1998

Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.
0-5807       ENTERGY NEW ORLEANS, INC.               72-0273040
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana 70113
             Telephone (504) 529-5262


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Item 5.   Other Events

Entergy New Orleans, Inc.

      For  the quarter ended March 31, 1998, Entergy New Orleans,

Inc. (the "Company") reported a loss of $1.1 million  The Company attributed  the first quarter results primarily to a decrease  in electric  and gas rates, which occurred pursuant to a  settlement agreement between the Company and the New Orleans City Council in

July  1997.  This settlement reflected an $18 million annual base rate reduction.  In the first quarter of 1998, base rate revenues declined by $3.5 million.  In addition, fuel cost recovery (which does  not affect net income) fell by $5.6 million,  the effect of weather on sales volume produced a  $1.7 million  revenue decline and other revenue fell by  $0.2 million due primarily to  a  $1.6 million write-off  of  unrecoverable receivables, while sales for resale  increased  by  $1.9  million  due  to  increased sales to affiliate companies.  On a combined basis, these factors produced an  overall revenue decline of $9.1 million for the first quarter of 1998.

      The  Company's operating expenses for the first quarter  of

1998 declined by approximately $4.4 million from the same quarter in  the  prior  year,  primarily due to  decreases  in  fuel  and purchased power costs.  These decreases were partially offset  by increases in other operations and maintenance expense and greater fuel  purchases to meet increased generation requirements.  Also,

other   regulatory  credits  (which  serve  to  offset  operating

expenses) increased by about $2.0 million primarily as  a  result of  the  net under-recovery of Grand Gulf 1 related costs in  the first  quarter of 1998 compared to the net over-recovery of  such costs  in the first quarter of 1997.  Income tax expense  dropped in the first quarter of 1998 to $62,000 from $2.2 million for the comparable period in 1997, as a result of the net loss  in  1998,

offset  by  an  increased reversal of previously  recorded  AFUDC amounts included in depreciation.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act

1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ENTERGY NEW ORLEANS, INC.


                              By:  /s/ Louis E. Buck
                                   Louis E. Buck
                                   Vice President and
                                   Chief Accounting Officer


Dated:  April 28, 1998